Middlesex Water Company Reports Third Quarter 2025 Earnings
•Diluted earnings per share (“EPS”) of $0.77
•Invested $72 million in water and wastewater utility infrastructure during the nine months ended September 30, 2025, or approximately 77% of the 2025 capital budget
•Declared $0.36 common stock cash dividend, a 5.88% increase
•Executed the asset purchase agreement to acquire Pinewood Acres water utility assets in Delaware
ISELIN, N.J., October 31, 2025 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the third quarter ended September 30, 2025.
“We continue to focus on our selective and sustainable growth pillar, and we are pleased to announce the execution of an asset purchase agreement to acquire the water utility asset of Pinewoods Acres in Delaware," said Nadine Leslie, Chair, President and Chief Executive Officer of Middlesex Water Company. "This acquisition aligns with our MWC2030 strategy to bring our high standards of operational excellence, safety, and water quality to a broader customer base.”
Third Quarter 2025 Results
Middlesex reported net income of $14.0 million and diluted EPS of $0.77, compared to net income of $14.3 million and diluted EPS of $0.80 for the same quarter in 2024.
Operating revenues for the quarter ended September 30, 2025, were $54.1 million, a decrease of $1.0 million, compared to $55.1 million for the same quarter last year. The decrease is attributable to lower consumption driven by unfavorable weather partially offset by rate increases and customer growth.
Operating expenses for the quarter ended September 30, 2025, were $36.4 million, a decrease of approximately $1.2 million, compared to $37.6 million for the same quarter last year. The decrease is primarily driven by higher capitalizable costs and lower legal, financial and regulatory costs, partially offset by higher variable production costs from weather-driven lower water quality and higher depreciation.
Year-to-Date Results
Net income for the nine months ended September 30, 2025 was $34.2 million, a $1.3 million decrease when compared to the same period in 2024. Diluted earnings per share were $1.90 and $1.98 for the nine months ended September 30, 2025, and 2024, respectively. The decrease is attributable to the one-time recovery in the first quarter 2024 of previously incurred depreciation, operating and carrying costs of $4.3 million (net of tax) associated with the construction and operation of the water treatment facilities at Middlesex’s Park Avenue water treatment plant and lower consumption driven by unfavorable weather, offset by rate increases and customer growth.
Operating revenues for the nine months ended September 30, 2025, were $147.7 million, an increase of approximately $2.9 million over the same period in 2024. Operating revenues increased $1.8 million in the Middlesex System and $1.4 million in the Tidewater System, largely driven by rate increases and customer growth, partially offset by lower consumption driven by unfavorable weather and a $0.3 million decrease primarily due to lower supplemental contract services revenue in our non-regulated businesses.

Operating expenses for the nine months ended September 30, 2025, increased $2.5 million over the same period in 2024, primarily due to higher variable production costs from weather-driven lower water quality, increased weather-driven main break activity and higher depreciation expense due to higher average utility plant in service and the one-time recovery in 2024 of previously incurred depreciation expense and water treatment operating costs at Middlesex’s Park Avenue water treatment plant.
Selective and Sustainable Growth
Middlesex invested approximately $72 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during the nine months ended September 30, 2025, or approximately 77% of its planned 2025 annual investment of $93 million.
In October 2025, Middlesex filed a fourth Distribution System Improvement Charge ("DSIC") rate application that is expected to result in $0.9 million of annual revenues, which is in addition to the existing $2.3 million of annual revenues from previous DSIC filings.
In October 2025, Tidewater Utilities, Inc., a wholly owned subsidiary of Middlesex, filed an application with the Delaware Public Service Commission for approval of the purchase of Pinewood Acres water utility assets for $0.2 million. Pinewood Acres serves approximately 350 customers in Kent County, Delaware.
Dividend Declared, Announced 5.88% Increase
As previously announced on October 24, 2025, the Company’s Board of Directors declared a fourth quarter cash dividend of $0.36 per common share, a 5.88% increase from the $0.34 per share dividend last declared in July 2025. This increase raises the annual dividend rate to $1.44 from $1.36 per share of common stock and marks Middlesex's 53rd consecutive year of dividend increases. The dividend at the new rate is payable December 1, 2025 to shareholders of record as of November 17, 2025. Middlesex has paid cash dividends in varying amounts continually since 1912.
About Middlesex Water Company
Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.
Media Contact:
Brian Hague, Vice President of Communications & Corporate Affairs
bhague@middlesexwater.com
(732) 638-7549
Investor Relations Contact:
Jennifer Ketschke, Director of Treasury and Investor Relations
jketschke@middlesexwater.com
(732) 638-7523

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Operating Revenues	$54,091	$55,100	$147,715	$144,770

Operating Expenses:
Operations and Maintenance	23,738	25,359	67,913	67,649
Depreciation	6,941	6,309	20,171	18,010
Other Taxes	5,709	5,931	16,460	16,430

Total Operating Expenses	36,388	37,599	104,544	102,089

Operating Income	17,703	17,501	43,171	42,681

Other Income (Expense):
Allowance for Funds Used During Construction	432	354	1,218	787
Other Income (Expense), net	1,454	1,614	4,364	9,202

Total Other Income, net	1,886	1,968	5,582	9,989

Interest Charges	4,200	3,411	10,535	10,721

Income before Income Taxes	15,389	16,058	38,218	41,949

Income Taxes	1,431	1,739	4,001	6,402

Net Income	13,958	14,319	34,217	35,547

Preferred Stock Dividend Requirements	18	29	59	89

Earnings Applicable to Common Stock	$13,940	$14,290	$34,158	$35,458

Earnings per share of Common Stock:
Basic	$0.77	$0.80	$1.90	$1.99
Diluted	$0.77	$0.80	$1.90	$1.98

Average Number of
Common Shares Outstanding :
Basic	18,123	17,838	17,992	17,828
Diluted	18,154	17,952	18,023	17,943